Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated December 17, 2019, with respect to the statement of revenues and direct operating expenses of certain mineral and royalty interests included in this Current Report on Form 8-K/A of Viper Energy Partners LP filed on December 17, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Viper Energy Partners LP on Form S-3 ASR (File No. 333-226411) and Form S-8 (File No. 333-196971).
/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
December 17, 2019